Exhibit 99.1

Cellectar Biosciences Announces Additional US Patent Granted for CLR 131 and CLR 125 in a Broad Range of Solid Tumors

MADISON, Wis., (January 24, 2017) -- Cellectar Biosciences, Inc. (Nasdaq: CLRB), an oncology-focused clinical stage biotechnology company, today announces that the United States Patent and Trademark Office (“USPTO”) has granted patent number 9,550,002, which covers method of use for the company’s lead compound, CLR 131, as well as CLR 125, for the treatment of cancer. The granting of this patent follows the company’s previous announcement of patent allowances for the use of the company’s phospholipid drug conjugate (PDC) delivery platform in these tumor types.

“This patent strengthens our radiotherapeutic intellectual property portfolio and further demonstrates Cellectar’s commitment to optimizing our PDC technology platform,” said Jim Caruso, president and CEO of Cellectar. “While we are currently focused on developing CLR 131 for hematologic malignancies such as multiple myeloma, the claims granted provide additional development optionality for Cellectar or a potential partner.”

The granted patent covers the use of CLR 131 for the potential treatment of a broad range of malignant solid tumors, which include adrenal, lung, ovarian or cervical, prostate, liver, breast and colon, as well as melanoma or subcutaneous cancers.

About CLR 131

CLR 131 is an investigational compound under development for a range of hematologic malignancies.  It is currently being evaluated in a Phase I clinical trial in patients with relapsed or refractory multiple myeloma. The company plans to initiate a Phase II clinical study to assess efficacy in a range of B-cell malignancies in the first quarter of 2017. Based upon pre-clinical and interim Phase I study data, treatment with CLR 131 provides a novel approach to treating hematological diseases and may provide patients with therapeutic benefits, including overall response rate (ORR), an improvement in progression-free survival (PFS) and overall quality of life. CLR 131 utilizes the company’s patented PDC tumor targeting delivery platform to deliver a cytotoxic radioisotope, iodine-131 directly to tumor cells. The FDA has granted Cellectar an orphan drug designation for CLR 131 in the treatment of multiple myeloma.

About CLR 125

CLR 125 is a broad-spectrum, cancer-targeting, radiotherapeutic, which may be uniquely suited to treat micro-metastatic disease. CLR 125 uses the radioisotope iodine-125 conjugated to the company’s proprietary phospholipid drug conjugate (PDC) delivery platform. Similar to CLR 131, the selective uptake and retention of CLR 125 has been observed in malignant tissues during pre-clinical studies. Funded by a recent NCI SBIR award, the company evaluated the feasibility and safety of CLR 125 for the treatment of triple-negative breast cancer (TNBC) in the (neo) adjuvant setting.  This program was successfully completed and demonstrated appropriate biodistribution, tolerability, and dose response.

About Phospholipid Drug Conjugates (PDCs)

Cellectar’s product candidates are built upon its patented cancer cell-targeting delivery and retention platform of optimized phospholipid ether-drug conjugates (PDCs). The company deliberately designed its phospholipid ether (PLE) carrier platform to be coupled with a variety of payloads to facilitate both therapeutic and diagnostic applications. The basis for selective tumor targeting of our PDC compounds lies in the differences between the plasma membranes of cancer cells compared to those of normal cells. Cancer cell membranes are highly enriched in lipid rafts, which are glycolipoprotein microdomains of the plasma membrane of cells that contain high concentrations of cholesterol and sphingolipids, and serve to organize cell surface and intracellular signaling molecules. PDCs have been tested in more than 80 different xenograft models of cancer.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is developing phospholipid drug conjugates (PDCs) designed to provide cancer targeted delivery of diverse oncologic payloads to a broad range of cancers and cancer stem cells. Cellectar's PDC platform is based on the company's proprietary phospholipid ether analogs. These novel small-molecules have demonstrated highly selective uptake and retention in a broad range of cancers. Cellectar's PDC pipeline includes product candidates for cancer therapy and cancer diagnostic imaging. The company's lead therapeutic PDC, CLR 131, utilizes iodine-131, a cytotoxic radioisotope, as its payload. CLR 131 is currently being evaluated under an orphan drug designated Phase I clinical study in patients with relapsed or refractory multiple myeloma. In addition, the company plans to initiate a Phase II clinical study to assess efficacy in a range of B-cell malignancies in the first quarter of 2017. The company is also developing PDCs for targeted delivery of chemotherapeutics such as paclitaxel (CLR 1603-PTX), a preclinical stage product candidate, and plans to expand its PDC chemotherapeutic pipeline through both in-house and collaborative R&D efforts. For more information please visit www.cellectar.com.

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This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K/A for the year ended December 31, 2015. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

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